                                                                                 Exhibit 1

Rio de Janeiro, September 16, 2019.

B3 S.A. – Brasil, Bolsa, Balcão

Ms. Ana Lucia da Costa Pereira

Superintendence of Issuers Listings and Monitoring (Superintendência de Listagem e Supervisão de Emissores)

c.c.:  Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários – CVM)

Mr. Fernando Soares Vieira – Superintendence of Corporate Relations (Superintendência de Relações com Empresas)

Mr. Francisco José Bastos Santos – Superintendence of Market and Agent Relations (Superintendência de Relações com o Mercado e Intermediários)

Re.: Official Letter B3 834/2019-SLS

Dear Sirs,

In compliance with the Official Letter B3 834/2019–SLS from B3 S.A. – Brasil, Bolsa, Balcão (“B3”), dated September 16, 2019, which is transcribed below and in which Oi S.A. – In Judicial Reorganization (“Oi” or the “Company”) was asked to clarify a news article published in the press by Agência Broadcast on September 16, 2019, the Company hereby clarifies as follows:

“Dear Sirs,

A news article published by the Agência Broadcast on September 16, 2019 includes, among other information, a statement that “Telefonica Brasil shares rise 1.27%, while Oi common shares rise 5.71% and preferred shares rise 4.62%, following the announcement that Spain’s Telefonica is considering purchasing a portion of Oi, under judicial reorganization, valued at €6 billion, according to the Spanish newspaper El Confidencial.”

We ask for clarification of these statements by September 17, 2019 at 9 a.m., with your confirmation or denial, as well as other information considered important.”

In compliance with such Official Letter, Oi’s Board of Executive Officers clarifies that it has absolutely no knowledge of the information conveyed in the news article of Agência Broadcast with respect to any possible proposal for the acquisition of the Company’s assets by Telefônica Brasil.

Oi reaffirms its commitment to keep its shareholders and the market informed with respect to relevant and material aspects of its businesses, pursuant to the judicial decisions in effect, and reiterates that investors and the market in general should be guided solely by the official disclosures made by the Company.

These are the clarifications we have in connection with the Official Letter, and we remain at your disposal for any further clarification.

Sincerely,

Oi S.A. – In Judicial Reorganization

Carlos Augusto Machado Pereira de Almeida Brandão

Chief Financial Officer and Investor Relations Officer

Rua Humberto de Campos, 425 – 8º floor

Rio de Janeiro - CEP 22430-190

State of Rio de Janeiro                                                                                                                        www.oi.com.br